Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 24, 2018

Relating to Prospectus dated August 1, 2018

Registration No. 333-223804

Wah Fu Education Group Limited Investor Presentation September 2018

Free Writing Prospectus Statement This presentation incorporates information from a prospectus filed with the SEC for the offering, to which this communication relates and i ncludes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the educational and training services markets in China, the prospects of our online exam preparation and training services business and the costs associated with developing and maintaining such business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the final prospectus filed with the Securities and Exchanged Commission (the “SEC”) on August 2 , 2018 . The events and circumstances reflected in our forward - looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward - looking statements . In addition, even if our results of operation, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Since we operate in a dynamic industry and economy, new risk factors and uncertainties may emerge from time to time and it is not possible for us or our management to predict all risks and uncertainties we may face . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of th e information that you should consider before investing. You should read carefully the factors described in the "Risk Factors" section of the final prospectus and other fi lin gs of the Company with the SEC to better understand the risks and uncertainties inherent in our business and any forward - looking statements. We have filed a Registration Statement (file No. 333 - 223804) (including a prospectus) with the SEC for the offering to which thi s presentation relates. The Registration Statement became effective at 4:00 P.M. EST on August 1, 2018. Before you invest, you should read the prospectus in the Regis tra tion Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the off eri ng. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The prospectus, dated August 1, 2018, is available on SEC Website at https://www.sec.gov/Archives/edgar/data/1716770/000121390018010113/f424b3080118_wahfuedu.htm#a_015 . Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact N etw ork 1 Financial Securities, Inc., 2 Bridge Ave, Suite #241, Red Bank, NJ 07701, Attention: Steven Sun, Executive Director, Investment Banking or email jsun@netw1.com or by calling +1 (800) - 886 - 7007. 2

3 Over 18 Years of Operating History 18 Online Education Service of Self - Taught Education B2B2C Business * No. 1 Institutional B2B2C Clients (Universities, Colleges) 100+ Online B2B2C Courses We Currently Offer 700+ Courses to students per year on average In the past two years 350,000+ * Source: the CRI Report (2016 Data)

4 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Highlights

IPO Summary Issuer Wah Fu Education Group Limited Security Ordinary shares Ticker NasdaqCM : WAFU Pre - IPO Shares Outstanding 3 , 200 , 000 Number of Shares Offered 1 , 000 , 000 (Min) ~ 2 , 000 , 000 (Max) Post - IPO Shares Outstanding 4 , 200 , 000 (Min) ~ 5 , 200 , 000 (Max) Offering Price per Share US $ 5 . 00 Gross Proceeds $ 5 . 0 ~ 10 . 0 millions Post - IPO Valuation $ 21 . 0 ~ 26 . 0 millions Use of Proceeds (est.) (i) 30 % Establishing U . S . operations (ii) 10 % Product development (iii) 10 % Technology research and development (iv) 10 % Establishing branches in China (v) 10 % Advertisement and marketing (vi) 20 % Strategic reserve (vii) 10 % Working capital Underwriter Network 1 Financial Securities, Inc . IPO Date Q 4 2018 (est . ) 5

IPO Service Providers Issuer Counsel Investor Relations Transfer Agent Underwriter Auditor Underwriter Counsel 6 PRC Counsel FA

7 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Highlights

Our mission Our mission is to improve education in China. Recognizing the unmet demand for higher education and the potential social and commercial value of private education, we started our business by providing education services focusing on long - distance learning. Our vision is to utilize our technology advantages accumulated over our nearly two - decade operations to become the best education technology company in China. We believe the core of distance - learning is service – customer satisfaction and innovation are critical to our success and we strive to promote and adhere to these values. Company Overview Overview • The Company with operations since Dec. 1999 ; • A pioneer, standard setter and industry leader of online education service of self - taught examination courses in China, offering over 700 online courses and providing services to over 100 universities and colleges; • Offices in Beijing, Hunan, Shanghai, Jiangsu, Hubei and Guizhou provinces; • Target Nasdaq listing in Q4 2018 ； • 82 employees as of FY17 (3/31/2017) Services • Online Education Services • Online Education Cloud Services (“B2B2C”) • Provide online education platforms to institutions • Online Training Services(“B2C”) • Online exam preparation services • Online course materials • Technology research & development services • Develop and maintain online education platforms and courses • Consulting, maintenance and updating services 8

Corporate Structure (prior to Consummation of the IPO) 9 Yu Yang Yang Xinghui Yu Yang Yang Xinghui Yang Xinghui HFGFR INC.(RMI) River Business Limited (BVI) Silver Thousand International (BVI) Wah Fu Education Group Ltd (BVI) Wah Fu Education Holding Limited (HK) Shanghai Xin Fu Network Technology Co. Ltd. (PRC) Beijing Huaxia Dadi Distance Learning Services Co., Ltd. (PRC) Shanghai Xia Shu Network Technology Co., Ltd. (PRC) Hunan Huafu Haihui Learning Technology Co., Ltd. (PRC) Huaxia MOOC (Hubei) Network Technology Co., Ltd. (PRC) Beijing HuaXiaDaDi Digital Information Technology Co., Ltd. (PRC) Shandong Branch VIE Nanjing Suyun Education Technology Co., Ltd. (PRC) Guizhou Huafu Qianyun Network Technology Co., Ltd. (PRC) 100% 100% 43.5% 46.5% 65% 75% 100% 100% 100% 100% 10% 50% 70% 51.5% 51% 100% 48.5% 50%

Company History

华夏大地教育网
www.edu-edu.com

1999

Dec:
- Began operation through Beijing Distance Learning
- Formed Beijing Huaxia Dadi Distance Learning Services Co., Ltd.

2000

Sep:
- Formed Beijing HuaXiaDaDi Digital Information Technology Co., Ltd.

2012

Jul:
- Formed Wah Fu Education Group Limited (BVI) as an offshore holding company under the former name "Wah Fu Trade Limited"

Dec:
- Wah Fu acquired 100% equity interest of Beijing Huaxia Dadi Distance Learning Services Co., Ltd.

2013

Aug:
- Formed Beijing HuaXiaDaDi Digital Information Technology Co., Ltd. - Shandong Branch (Currently no business operations)

2015

Jun:
- Formed Hunan Huafu Haihui Learning Technology Co., Ltd.

Jul:
- Formed Shanghai Xin Fu Network Technology Co., Ltd.

2016

Apr:
- Formed Shanghai Xia Shu Network Technology Co., Ltd.

May:
- Established Wah Fu Education Holding Limited (Hong Kong)

2017

Mar:
- Formed Huaxia MOOC(Hubei) Network Technology Co., Ltd.
- Formed Nanjing Suyun Education Technology Co., Ltd.

Apr:
- Formed Guizhou Huafu Qianyun Network Technology Co., Ltd.

10

Management

华夏大地教育网
www.edu-edu.com

Dr. Yang Yu, Chairman

- Chairman and Executive Director of the Company since Nov. 2016
- Executive Director of Shanghai Xia Shu Network Technology Co., Ltd. since Apr. 2016
- Executive Director of Beijing Distance Learning since Jul. 2015
- Executive Director of Shanghai Xin Fu Network Technology Co., Ltd. since Jul. 2015
- Ph.D. in law from China University of Political Science & Law; Master of Laws from Xi'an Jiaotong University; Bachelor's degree in Medicine from The Fourth Military Medical University

Xinghui Yang, CEO and Director

- CEO of the company since Nov. 2016 and Director of the company since Mar. 2013
- CEO of Beijing Distance Learning since Mar. 2013 and Deputy General Manager of this subsidiary from Nov. 2006 to Feb. 2013
- CEO of Beijing Digital Information since Mar. 2013
- MBA from University of International Business and Economics; Bachelor's degree in Industrial & Electrical Automation from Beijing Information Science & Technology University



Gang Yao, CFO

- Executive Chairman of Beijing Clean2Organic Technology Co., Ltd. since Jan. 2017
- CEO of Hanwang Technology Co., Ltd. from May. 2015 to Dec. 2016
- CEO of Qingdao Hengshun Zhongsheng Group Co., Ltd. from Jun. 2013 to May. 2015
- Ph.D. in Accountancy from Chinese Academy of Fiscal Science; Master's degree in Accountancy from Central South University; Bachelor's degree in Household Electrical Appliances Technology and Management from Hunan University of Commerce

Cuntao Hou, VP

- VP of the Company since Dec. 2016
- Deputy General Manager of Beijing Distance Learning since Feb. 2015
- General Manager of Hunan Huafu Haihui Learning Technology Co., Ltd.
- Assistant Manager of the Marketing Department at Beijing Distance Learning from Jun. 2006 to Jul. 2013
- Bachelor's in Computer Science from Beijing Applied Science and Technology University; Bachelor's in Management from Beijing Normal University

11

Independent Directors

华夏大地教育网
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Defang Li
Independent Director

- Professor of Beijing Normal University since 1986; Held various leadership positions at the university: including Dean of the Continuing Education Department, Dean of Higher Vocational Education and Deputy Dean of Network Education School
- Deputy Secretary of the National Colleges & Universities Modern Remote Education Collaboration, Vice President of Beijing Adult Education Association and Secretary of National Teachers' Network Association
- Master's degree in Social Anthropology, Cultural Anthropology & Folklore Studies and Bachelor's degree in Chinese Literature from Beijing Normal University

Yik.C. Chan
Independent Director

- Managing Director Asia of IAA-Advisory Associates since 2016
- Operating Partner of CITIC Capital, one of the largest private equity firms in China from 2012 to 2016
- CEO of BNP Paribas Leasing Solutions China from 2007 to 2012
- CPA in the U.S.
- MBA from New York University; Bachelor's degree in Accounting from Baruch College

Rong Zhang
Independent Director

- Director of SSLJ.Com Limited since Apr. 2017
- Chair of the audit committee of eFuture Information Technology Inc. from Mar. 2015 to Feb. 2017
- CFO of EMAR Online Technology Co., Ltd. since Sep. 2014
- CFO of China TransInfo Technology Co., Ltd. from Jan. 2011 to May 2014
- CFO of China Vocational Training Holdings Co., Ltd. from Jul. 2009 to Dec. 2010
- CFO of Hunan Taizinai Biological Technology Co., Ltd. from Aug. 2007 to Oct. 2008
- Master of Arts in Economics from Georgia State University; Master of Sciences in Environmental Science from East China Normal University; Bachelor's degree in Marine Meteorology from Ocean University of China

12

13 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Highlights

Online Education Service Online Training Service (“B2C”) • Since 2000; • P rovide online training and examination preparation services directly to students for a fee ; • Provide on average approximately 350,000 courses to students per year in the past two years; • 9.3% of revenues in FY18 Online Education Cloud Service (“B2B2C”) • Provide online education platform for over 100 institutions, including universities , training institutions, and online course development service companies in 10 provinces in China; • Interview and enlist well regarded teachers to record teaching sessions; in return provide fixed compensation to teachers; • Offer over 700 courses; • 74.9% of revenues in FY18 B2B2C • Self - study examination platform since Sep. 2009 • Continuing education platform: since late 2016 • Non - diploma training platform: since Mar. 2017 B2C • Increase marketing efforts for B2C service; • Plan to grant license that will allow offline education and training institutions to offer online services and to manage their online courses and online users by utilizing our platform 14

华夏大地教育网
www.edu-edu.com

B2B2C Platforms


DREAM BIG

Self-Study Examination Platform

- A cloud based education system for universities, government examination officials and students
- Customized homepage systems for each university client
- Students can login to the platform and engage in recorded or live courses
- Grants government examination officials the authority to monitor the learning process of each student
- Records students' learning data and provides performance evaluation



Continuing Education Platform

- A cloud based platform targeting college students and students aiming to complete adult higher education
- Customized interface for each university client to integrate their student data into the platform
- Students can log in and take courses
- Keeps track of the students' leaning data and generates scores based on their performance for school evaluation
- Offers additional teaching administrative functions



Non-Diploma Training Platform

- A cloud based platform that services training institutions and individual students
- Traditional face-to-face training institutions can use this platform to provide training courses online
- Customized interfaces and can create accounts for students to take courses on the platform
- Provides institutions operational functions:
  - Courses Management
  - Pricing
  - Promotion
  - Enrollment
  - Payment

15

B2B2C Service Process 16 Expand the Market Confirm cooperations with colleges & sign agreement Technology Survey Platform Set - up Resource Management Data Management Training Instruction Conclusion Check client technology infrastructure & confirm plan Initialize institutional platform information Confirm course demand and develop new course Import registration info, select and start courses Provide training on use of platform to teachers & students Monitor learning; provide technical consulting & support Audit, report and back up course grades Feedback & improvement Monitoring Learning Performance Management

B2C Service Process 17 Provide one - on - one degree solution plan Degree Planning Register and set up student profile Set up Profile Customize courses Program Planning Answer Questions online Q&A & Tutoring Study guide: interact with other students; exam reminder; live interaction examination guide Progress Tracking Record grades & summarize Feedback Self - Learning & Exercise (Learning, Staged evaluation, taking past exams, Mock exams) Timely adjust study and examination plan for next term Graduation Diploma

Technology Research & Development Services Key clients  Shanghai World Publishing Co. ▪ Develops and updates platforms for its Electric Backpack program  State Intellectual Property Bureau Training Center ▪ Training course recording, editing and posting ▪ Platform maintenance and updating  Since 1999  Develop and maintain online education platforms and online courses for our clients: ▪ Universities ▪ Government agencies ▪ Private clients (publishers and education service companies)  Provide consulting, maintenance and updating services related to online education programs  Provide these services through our wholly - owned subsidiary, Beijing Huaxia Dadi Distance Learning Services Co., Ltd.  15.8% of revenues in FY18 18

Technology • Proprietary online education platforms designed and updated based on customers' needs • Additional features to facilitate intellectual studies • Mature technologies • Customized platform • Cost saving • Reduce development period • Quickly respond to market demands Development Strategy • Primary purpose: training programs for students preparing for various examinations • Compatible with Windows, H5, Android and iOs systems • Institution customers can develop their own mobile app based on their own data management capacity and sales system Purposes and Advantages • Adopted security policies and measures, including encryption technology, to protect our proprietary data and customer information • Back up our database, including customer data, every day Platform Security Technology • Our IT department regularly monitors the performance of our websites, mobile apps and technology infrastructure to enable us to respond quickly to potential problems. • We have not experienced any major problems in our network infrastructure. 19

20 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Highlights

Industry Overview 21 Continuing Growth Momentum of Chinese Economy Increasing Broadband and Internet Penetration Increasing Awareness of the Importance of Education Need to Differentiate Oneself from Peers through Education Key Industry Drivers

Sector Trends 22 10.51 12.6 14.97 18.38 23.4 7.85 9.91 13.68 15.24 17.8 52.5 130.5 272.7 393.9 543.3 815 0 100 200 300 400 500 600 700 800 900 0 5 10 15 20 25 2012 2013 2014 2015 2016 2017E Market Size Online Self-taught Higher Education (RMB Billion) Online continuing higher education (RMB Billion) Online Self-taught Higher Education B2B2C Service (RMB Million) • Steady growth of China’s online education market • Highly fragmented and rapidly evolving with no dominant player • Competition from existing online and offline education companies as well as new entrants • Industry consolidation inevitable in the long run Source: China Research and Intelligence www.shcri.com

Major Competitors 23 B2B2C service B2C service Manufacture T echnology service B2B2C service B2C service T echnology service

24 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Highlights

Peer Valuation 25 Price Mkt Cap EV BVPS P/B Company Name Ticker 9/18/18 ($M) 9/18/18 (MRQ) TTM FY18E FY19E TTM FY18E FY19E TTM FY18E FY19E TTM FY18E FY19E (MRQ) Wah Fu Education Group Limited (Max) WAFU $5.00 $21 $14 $2.89 $0.36 $0.36 NA 14.0x 14.0x NA $6 $6 NA 2.3x 2.3x NA 1.7x Wah Fu Education Group Limited (Min) WAFU $5.00 $26 $14 $3.20 $0.36 $0.36 NA 14.0x 14.0x NA $6 $6 NA 2.4x 2.4x NA 1.6x TAL Education Group TAL $25.04 $14,210 $12,770 $3.17 $0.40 $0.46 $0.76 62.6x 54.4x 32.9x $1,940 $2,560 $3,720 6.6x 5.0x 3.4x 7.9x New Oriental Eduation & Technology Group Inc. EDU $67.58 $10,690 $8,510 $12.52 $1.87 $2.97 $4.00 36.1x 22.8x 16.9x $2,450 $3,200 $4,120 3.5x 2.7x 2.1x 5.4x Bright Scholar Education Holdings Limited BEDU $11.64 $1,480 $1,070 $3.38 $0.29 $0.33 $0.48 40.1x 35.3x 24.3x $244 $248 $321 4.4x 4.3x 3.3x 3.4x Sunlands Online Education Group STG $6.41 $1,107 $723 $0.04 ($1.50) ($0.47) $0.32 NM NM 20.0x $228 $332 $615 3.2x 2.2x 1.2x 160.3x OneSmart International Education Group Limited ONE $8.58 $1,398 $1,140 $0.78 $0.14 $0.38 $0.45 61.3x 22.6x 19.1x $390 $419 $596 2.9x 2.7x 1.9x 11.0x Hailiang Education Group Inc. HLG $66.75 $1,721 $1,580 $6.95 $1.14 NA NA 58.6x NA NA $150 NA NA 10.5x NA NA 9.6x Tarena International, Inc. TEDU $8.62 $477 $335 $3.48 ($0.47) ($0.15) $0.62 NM NM 13.9x $321 $345 $420 1.0x 1.0x 0.8x 2.5x Rise Education Cayman Ltd. REDU $11.09 $670 $528 $1.06 ($0.08) $0.44 $0.60 NM 25.2x 18.5x $168 $184 $236 3.2x 2.9x 2.2x 10.5x RYB Education, Inc. RYB $20.95 $612 $478 $3.75 $0.13 $0.31 $0.80 161.2x 67.6x 26.2x $153 $163 $213 3.1x 2.9x 2.2x 5.6x Puxin Limited NEW $8.30 $644 $674 $1.47 ($1.70) NA NA NM NA NA $285 NA NA 2.4x NA NA NA Four Seasons Education (Cayman) Inc. FEDU $4.11 $198 $116 $2.12 $0.12 $0.21 $0.26 34.3x 19.6x 15.8x $48 $58 $78 2.4x 2.0x 1.5x 1.9x China Distance Education Holdings Limited DL $7.89 $263 $334 $1.14 $0.23 NA NA 34.3x NA NA $155 NA NA 2.2x NA NA 6.9x China Online Education Group COE $7.64 $154 $55 ($5.33) ($4.19) NA NA NM NA NA $158 NA NA 0.3x NA NA NM ATA Inc. ATAI $1.25 $29 ($8) $1.54 ($0.29) NA NA NM NA NA $99 NA NA -0.1x NA NA 0.8x Ambow Education Holding Ltd. AMBO $5.77 $124 $84 $1.69 $0.50 NA NA 11.5x NA NA $75 NA NA 1.1x NA NA 3.4x SLM Corp. SLM $11.59 $5,050 $7,640 $5.35 $0.79 $1.02 $1.20 14.7x 11.4x 9.7x $1,040 $1,390 $1,610 7.3x 5.5x 4.7x 2.2x Grand Canyon Education Inc. LOPE $108.95 $5,260 $5,060 $23.10 $4.70 $4.88 $5.13 23.2x 22.3x 21.2x $1,020 $841 $679 5.0x 6.0x 7.5x 4.7x Adtalem Global Education Inc. ATGE $44.85 $2,690 $2,560 $25.37 $0.54 $2.78 $3.20 83.1x 16.1x 14.0x $1,230 $1,270 $1,330 2.1x 2.0x 1.9x 1.8x Laureate Education, Inc. LAUR $15.72 $3,520 $5,960 $9.48 $1.48 $1.58 $0.91 10.6x 9.9x 17.3x $4,380 $4,290 $4,260 1.4x 1.4x NA 1.7x Strategic Education, Inc. STRA $134.87 $2,850 $1,330 $20.58 $1.27 $4.26 $5.93 106.2x 31.7x 22.7x $458 $610 $966 2.9x 2.2x 1.4x 6.6x Career Education Corp. CECO $14.36 $1,001 $821 $4.63 ($0.22) $0.86 $1.15 NM 16.7x 12.5x $578 $585 $612 1.4x 1.4x 1.3x 3.1x American Public Education, Inc. APEI $32.45 $533 $344 $18.46 $1.45 $1.61 $1.72 22.4x 20.2x 18.9x $298 $297 $300 1.2x 1.2x 1.1x 1.8x Bridgepoint Education, Inc. BPI $10.42 $281 $106 $5.34 $0.49 $0.64 $0.66 21.3x 16.3x 15.8x $463 $461 $469 0.2x 0.2x 0.2x 2.0x Lincoln Educational Services Corp. LINC $2.29 $56 $772 $1.43 ($0.20) ($0.09) $0.10 NM NM 22.9x $258 $164 $277 3.0x 4.7x 2.8x 1.6x Mean 48.8x 26.1x 19.0x 3.0x 2.8x 2.3x 11.6x Median 35.2x 22.3x 18.7x 2.7x 2.4x 1.9x 3.4x EPS P/E Revenue EV/Revenue

Financial Highlights 26 $6.0 Million ▪ Revenue increased by 15% YoY to $6.0 million in FY18 ▪ Gross margin increased by 5% to 63% in FY18 compared to FY17 FY18 Revenue $0.36 FY18 EPS EPS Revenue and Gross Margin $thousand Note: FY ends March 31 $0.36 FY16 FY17 FY18 US Dollars $7,043 $5,173 $5,968 64% 58% 63% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 FY16 FY17 FY18

Income Statement (FY ends 3/31) Income Statement (US$ thousands, except per share data) FY16 FY17 FY18 Revenue 7,043 5,173 5,968 Cost of revenue 2,551 2,151 2,229 Gross profit 4,492 3,021 3,738 Selling expenses 844 702 1,085 General and administrative expenses 1,025 1,660 1,581 Total operating expenses 1,870 2,362 2,666 Income from operations 2,622 659 1,072 Interest income 114 108 178 Loss from investments in unconsolidated entity (66) (36) 56 Other expenses (4) (7) (118) Total other income, net 44 64 223 Income before income tax provision 2,666 723 1,296 Provision for income taxes 434 106 92 Net income 2,231 617 1,203 Less: net income (loss) attributable to non - controlling interest (8) 45 59 Net income attributable to the Company 2,239 573 1,145 Total comprehensive income 1,986 220 1,880 Comprehensive income (loss) attributable to the Company 1,993 176 1,805 EPS - basic 0.70 0.18 0.36 EPS - diluted 0.70 0.18 0.36 27

Balance Sheet Balance Sheet (US$ thousands) 3/31 2016 3/31 2017 3/31 2018 Cash 5,172 5,601 4,723 Accounts receivable, net 1,056 664 2,038 Inventories 8 9 8 Other receivables, net 24 77 31 Loan to third parties 16 232 1,072 Other current assets 67 28 337 Total current assets 6,342 6,611 8,209 Property and equipment, net 257 193 667 Investment in unconsolidated entities 114 347 384 Deferred tax assets 53 139 317 Total assets 6,765 7,290 9,608 Due to related party - - 327 Accounts payable 14 - - Deferred revenue 235 519 341 Taxes payable 346 322 480 Accrued and other liabilities 203 197 286 Total current liabilities 798 1,038 1,434 Total liabilities 798 1,038 1,434 Common stock 32 32 32 Additional paid - in capital 217 217 217 Statutory reserve - 64 217 Retained earnings 5,873 6,382 7,373 Accumulated other comprehensive loss (148) (545) 116 Total shareholders' equity 5,974 6,150 7,956 Non - controlling interest (7) 102 218 Total equity 5,966 6,252 8,173 Total liabilities and equity 6,765 7,290 9,608 28

Statement of Cash Flows Statement of Cash Flows (US$ thousands) FY16 FY17 FY18 Net income 2,231 617 1,203 Depreciation 126 119 122 Loss from disposal of equipment - 5 1 Provision of doubtful accounts 20 27 143 Loss from investment in unconsolidated entities 66 36 (56) Interest income from loan to third parties - - (2) Deferred tax provision (benefit) 33 (92) (156) Change in operating assets and liabilities Account receivable, net (392) 305 (1,384) Inventories 1 (2) 2 Other receivable, net 34 (55) 32 Other current assets 92 35 (290) Accounts payable 5 - - Deferred revenue (110) 306 (216) Taxes payable 24 (2) 120 Accrued and other liabilities 33 7 40 Net cash provided by operating activities 1,853 1,293 (442) Purchase of property and equipment (156) (76) (554) Proceeds from disposal of equipment - 0 0 Repayment proceeds from loan to third parties 316 149 241 Repayment made for loan to third parties (16) (371) (996) Payments made for investment in unconsolidated entities - (282) - Net cash provided by (used in) investing activities 145 (581) (1,258) Due to related parties - - 310 Capital contribution by non - controlling interest - 67 41 Net cash provided by financing activities - 67 351 Exchange rate change on cash and cash equivalents (211) (350) 470 Net change in cash and cash equivalents 1,786 429 (878) Cash and cash equivalents - BoP 3,385 5,172 5,601 Cash and cash equivalents - EoP 5,172 5,601 4,723 29

30 Table of content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financial Highlights Investment Thesis

华夏大地教育网
www.edu-edu.com

Competitive Strength


1
2
3
4
5

Education Cloud Platform Advantage

- Development of education platforms and actual operations
- One of the companies with the longest history in the industry
- Constantly improving and upgrading
- Well recognized by users for being comprehensive and easy to use

Pioneer and Leader in Online Preparation of Self-taught Examination

- Leading provider and standards setter of online education service of self-taught examination courses
- First company in China that provides such services
- Offer over 700 online courses
- Provide services to over 100 universities and colleges across more than ten provinces in China

Promising Online Adult Education Services

- Launched our adult continuing education platform in late 2016
- 20 schools have service agreements with us
- More than 60 schools are testing our services

Technology Advantage

- Dedicated considerable resources to our technology and product development efforts
- More than 50% of employees are in technology and product development department
- 30% of these employees hold master or doctor degrees
- 22 registered copyrights

Strong Brand Recognition

- "Huaxiadadi华夏大地" is a well-recognized online education course brand in the PRC
- "2015 Chinese Brand Influence Educational Institution" by Sina Education
- "2016 Famous Online Education Brand" by Tencent Echo China
- "2017 China Internet Education Brand Enterprise" by the Online Study magazine of China Long-Distance Education Magazine and China Online Education Leaders Association

31

Growth Strategy Plan to expand our client base for our B2B2C service, in response to the increased demand from over 3,000 universities in China Continue to improve the breadth and quality of online courses Intend to provide offline training and testing services to supplement the online services provided to universities and colleges based on their demands Intend to acquire or set up local training companies to facilitate continuous localization of our B2B2C service, while implementing our national expansion strategy Intend to continue to expand our research and development department Intend to expand internationally by setting up branches or acquiring training institutions in North America 01 02 03 04 05 06 Our goal is to strengthen our position as a leading provider of online self - taught examination courses and adult education in PRC by pursuing the following business strategies: 32

4 Highly fragmented, quickly evolving and intensely competitive market calls for consolidation in the long run 5 Opportunity to become a consolidator with higher market share given strong brand name and the halo effect following Nasdaq IPO 33 Investment Highlights 1 Leading online education service provider with 18 years of operating history, over 700 online courses and over 100 institutional clients 2 3 Favorable industry trend driven by growth of Chinese economy, increasing internet and broadband penetration rate and increasing awareness of the importance of higher and professional education Strong name recognition in providing high quality training course and exam materials and a full suite of B2B2C, B2C and technology services catering to different institutions and students

Thank You Contact: Ashely Ai (86)135 8179 5971 ashely.ai@horwathcapital.com.cn Yintai Center, Bldg C, Room 2201 2 Jianguomenwai Avenue Beijing, China